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                                  EXHIBIT 21.1

                              LIST OF SUBSIDIARIES
                                       OF
                            SIMEX TECHNOLOGIES, INC.

SIMEX Entertainment Group, Inc., a corporation duly organized on August 24, 1998, and validly existing under the laws of the State of Georgia.

SIMEX Energy Services Group, Inc., a corporation duly organized on August 24, 1998, and validly existing under the laws of the State of Georgia.